Exhibit 99.1

HAMPSHIRE ANNOUNCES
NEW CHIEF FINANCIAL OFFICER

New York, NY – May 21, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced the appointment of Trey Darwin as Chief Financial Officer.

Mr. Darwin, 39, brings over 15 years of experience of business and financial leadership to his role as Hampshire’s new Chief Financial Officer. Prior to joining the Company, he served as the Director and Vice President of Finance at Haggar Clothing Company where he gained significant experience in implementing both company-wide operational and financial initiatives.

Commenting on the appointment, Hampshire’s Chief Executive Officer, Paul Buxbaum said, “Having had the opportunity to work with Trey in the past, I am confident he will be a valuable addition, as we look ahead to the next phase of Hampshire's growth and development. His appointment is a key element in our turnaround and growth strategy and I welcome him to our executive team.”

Mr. Darwin also has broad based financial operations experience in textile manufacturing, industrial manufacturing, business services and retail distribution. He has worked with both small businesses and Fortune 500 companies and has held executive positions within SOURCECORP, Michaels Stores and Trinity Industries. He earned his M.B.A. from the Cox School of Business at Southern Methodist University and B.B.A from Baylor University.

“I look forward to joining the executive management team at Hampshire Group,” Mr. Darwin said. “Given my experience gained in various financial management positions, I hope to be able to contribute immediately to the Company’s turnaround efforts and future growth.”

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc., Rio Garment S.A. and scott james, LLC, is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children. The Company also offers a full sportswear collection for men through the scott james® brand that is sold primarily at upscale department and specialty stores and online at www.scottjamesonline.com.

CONTACT

MBS Value Partners

(212) 750-5800

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